Exhibit 21.1

Subsidiaries of the Company

B&G Foods, Inc., a Delaware corporation

BGH Holdings, Inc., a Delaware corporation

Bloch & Guggenheimer, Inc., a Delaware corporation

Polaner, Inc., a Delaware corporation

Trappey’s Fine Foods, Inc., a Delaware corporation

Maple Grove Farms of Vermont, Inc., a Vermont corporation

Les Produits Alimentaires Jacques et Fils, Inc., a Quebec company

Heritage Acquisition Corp., a Delaware corporation

Ortega Holdings Inc., a Delaware corporation

William Underwood Company, a Massachusetts business trust